LIST OF RALCORP HOLDINGS, INC. SUBSIDIARIES


Bremner,  Inc.
State  of  Incorporation:  Nevada

Flavor  House  Products,  Inc.
State  of  Incorporation:  Delaware

Heritage  Wafers,  LLC  *
State  of  Organization:  Wisconsin

Martin  Gillet  &  Co.,  Inc.
State  of  Incorporation:  Maryland

National  Oats  Company
State  of  Incorporation:  Nevada

Nutcracker  Brands,  Inc.
State  of  Incorporation:  Georgia

RH  Financial  Corporation
State  of  Incorporation:  Nevada

Ralston  Foods  Sales,  Inc.
State  of  Incorporation:  Nevada

Ripon  Foods,  Inc.  *
State  of  Incorporation:  Wisconsin

Sugar  Kake  Cookie  Inc.
State  of  Incorporation:  New  York

Sugar  Kake  Cookie  of  Canada  Ltd.
Province  of  Incorporation:  Ontario

Wortz  Company
State  of  Incorporation:  Arkansas



* Ralcorp Holdings, Inc. acquired this company on October 4, 1999, after Ralcorp's fiscal year end of September 30, 1999.